EXHIBIT 4(c)
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                                   A SIMPLE &
[ADD CH ENERGY                     CONVENIENT
GROUP, INC. LOGO]                ALTERNATIVE FOR
                                  INVESTING IN

                              CH ENERGY GROUP, INC.
            (Successor to Central Hudson Gas & Electric Corporation)

CH Energy Group's Stock Purchase Plan is designed to make your purchase of its common stock simple, convenient and cost free.

As a participant of the Plan, you may purchase shares of CH Energy Group common stock and have your dividends reinvested in additional shares of common stock, all at no cost to you.

THE PLAN ALSO PROVIDES THE FOLLOWING FEATURES:

o The minimum initial investment for new investors is $100 by check or $50 through automatic deduction from your bank account, with a minimum of two consecutive investments.
o Optional investments can be made weekly with as little as $50, which can be paid by check, money order or automatic deductions from your savings or checking account.
o No brokerage commissions or administrative fees are charged for common stock purchases.
o Choice of cash dividends and/or automatic dividend reinvestment. Any dividend payments can be made electronically or by check.
o Electronic registration of shares for safekeeping; certificates will be issued to you upon request at no charge.
o       Certificate safekeeping is available at no cost.
o       Transfer of Plan shares as gifts at no charge.

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To enroll in the Plan,  complete and sign the  enclosed  form and mail it in the enclosed envelope. New investors must also enclose a check or money order for at least $100 payable to "EquiServe - CH Energy Group," or authorize automatic deductions of $50 per transaction (from your account at a U.S. bank or financial institution) for at least two consecutive purchases.

ALL CORRESPONDENCE AND INQUIRIES CONCERNING THE PLAN SHOULD BE DIRECTED TO:


               EquiServe
               Attn: CH Energy Group, Inc.
                      Stock Purchase Plan
               P.O. Box 2598
               Jersey City, NJ 07303-2598
               Telephone:1-800-428-9578 (for shareholders)
               TDD:      1-201-222-4955 (telecommunications device for
                                         the hearing impaired)
                         1-888-280-3848 (for non-shareholders)


INTERNET: Messages forwarded on the Internet will receive a prompt response. EquiServe's Internet address is:
"HTTP://WWW.EQUISERVE.COM"


THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL. THE OFFER TO SELL THESE SECURITIES IS MADE ONLY BY A PROSPECTUS. READ THE PLAN PROSPECTUS CAREFULLY BEFORE YOU INVEST OR SEND MONEY.

CH ENERGY GROUP HAS APPOINTED FIRST CHICAGO TRUST COMPANY OF NEW YORK, A DIVISION OF EQUISERVE, AS ADMINISTRATOR FOR THE PLAN.

                        [ADD CH ENERGY GROUP, INC. LOGO]

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